Exhibit 10.16

English Translation

Nationwide Exclusive Agency Agreement for Mole’s World Prepaid Cards

Party A: Shanghai Taomee Network Technology Co., Ltd. (hereinafter referred to as Party A)

Address: Rome 1008-1009, Building 20, Gem Tower, 487 Tianlin Road, Shanghai

Tel:	021- 60901055

Fax:	021- 33674012

Postal Code:

Party B: Guangzhou New Fanlian Digital Technology Co., Ltd. (hereinafter referred to as Party B)

Address: 20/F, Fengwei Building, No. 108, Shiyouxin Road, Guangzhou

Tel:	020-22372999

Fax:	020-22372999 – 807

Postal Code: 510600

This Agreement was signed by the authorized representatives of both parties in Shanghai on November 17, 2008.

[Preamble]

1.	Party A is a limited liability company duly incorporated and validly existing under the officially promulgated Chinese laws. Party A has the qualification and capability of legally selling relevant products of online games, as well as the legal right to operate the paid service of online games Mole’s World in relevant areas. The signatory of Party A has the approval and authorization of his company.

2.	Party B is a limited liability company duly incorporated and validly existing under officially promulgated Chinese laws, which is a national enterprise specialized in marketing e-commerce services of payment channels; Party B hosts and operates websites (the websites are as follows: www.txtong.com.cn /www.gotogame.com.cn /www.91ka.com). Party B is fully authorized to operate and promote TXTONG All-In-One Card, GOTOGAME and 91 KA Platform within the territory of Mainland China, and has rich resources and experiences in operating and promoting online game and relevant business; the signatory of Party B has been approved and authorized by Party B’s board of directors.

3.	In accordance with respective specialties, Party A and Party B are willing to cooperate with each other to jointly expand the market of online games, provide users with more relevant services and give full play to their respective advantages.

Based on the principles of equality and mutual benefit, common development, complementary advantages and equal value exchange, in accordance with provisions of relevant laws of the People’s Republic of China, Party A and Party B have entered into the following terms in respect of Party B’s online sale of Party A’s rechargeable prepaid card on a agency basis and other matters:

[Text]

Article 1	Definitions

Unless otherwise specified herein, the following words or phrases in this Agreement shall have the following meanings:

1.1	Rechargeable Prepaid Card: a universal payment method for all the online games on the games platform of Mole’s World operated by Party A as well as the online products (existing and updated versions) subsequently developed by Party A.

1.2	Physical Card: a prepaid user card for contractual products, which needs to be produced and processed, has a card body, takes the form of tangible carrier, sets card number and password, and includes certain online time and corresponding amount; it is used for paying online entertainment expenses, and takes the forms of a single prepaid user card with various face values and a product package of prepaid user cards with various face values.

1.3	Medium-free Electronic Card: a prepaid user card, which is not produced and processed, has no card body, includes certain online time and corresponding amount in the form of intangible carrier (with card number and password), and is used for paying user costs (called Electronic Card for short).

1.4	Direct Online Recharge Form (ESALES): a service provided by connecting all contractual products to GOTOGAME in the charge form of ESALES, namely a virtual online recharge form, through which the recharge accounting servers of both parties are connected, so the consumers can directly recharge certain amount at the recharge end to the account of consumers on the games platform by using prepaid card.

1.5	Nationwide Exclusive Agency: an exclusive authorization whereby Party A authorizes Party B to enjoy sole and exclusive rights within the Authorized Territory.

1.6	Authorized Territory: mainland territory of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

1.7	Sales Mode: Party B may sell products on its own platforms: GOTOGAME, TXTONG and 91KA, etc., meanwhile, Party B shall undertake that its distributors will distribute Party A’s products within the agreed territory in the agreed sales mode under this Agreement and comply with applicable laws and regulations, and Party B shall assume the joint and several liabilities arising from distributors’ breach of this Agreement.

1.8	Agency Price: actual price of the rechargeable prepaid card for online games offered by Party A to Party B, Party B takes the price difference between the distribution price of products and the purchase price from manufacturers as its income from service charge.

1.9	Supplementary Agreement: supplementary terms of Master Agreement, unless otherwise agreed in the Supplementary Agreement, the Supplementary Agreement and the Master Agreement shall have the same legal force.

Article 2	Right of Agency

2.1	Party A agrees to provide Party B with Rechargeable Prepaid Card at the Agency Price, and offer relevant publicity, online publicity related to Rechargeable Prepaid Card on Party A’ s website and other marketing activities for free.

2.2	Party A authorizes Party B as the agent of Rechargeable Prepaid Card within Party A’s official website, and Party B has right to sell the Rechargeable Prepaid Card of Party A within the designated scope.

2.3	Party A authorizes Party B to legally use the name, trademark and logo of Party A in connection with the non-physical online sales of Electronic Card of contractual products.

2.4	Category of contractual products:

Name: Mole’s World    Rechargeable Prepaid Card: Physical Card and Electronic Card

2.5 Agency Price

2.5.1 The Agency Price for Party B to sell the Rechargeable Prepaid Card of Party A on a agency basis: 75% of face value. The difference between the Agency Price and the maximum sales price shall be owned by Party B as the commission.

2.5.2 Party A shall not adjust the Agency Price offered to Party B within the first year (from November 17, 2008 to November 16, 2009) of the term hereof; in the second year (November 17, 2009 onwards) of the term hereof, Party A shall negotiate with Party B when adjusting the sales agency policy of Rechargeable Prepaid Card and the content related to the definitions of Rechargeable Prepaid Card, meanwhile, Party B shall enjoy the preferential policy of Rechargeable Prepaid Card after adjustment.

2.6 Payment

2.6.1 Settlement method: settlement shall be made periodically (half a month as a period, e.g. the fifteenth day and the end of the month), both parties shall carry out reconciliation in writing according to the period agreed herein, and Party B shall directly remit or transfer the payment in RMB to the bank account designated by Party A after both parties completed the reconciliation for last month without raising any objection.

2.6.2 Party B shall directly remit or transfer the payment in RMB to the following bank account of Party A:

Name of company: Shanghai Taomee Network Technology Co., Ltd.

Name of Bank: China Construction Bank, Shanghai Caohejing Sub-branch

Account No.: 31001613402050007213

2.6.3 Invoice: Both parties shall pay their respective taxes according to relevant laws of the People’s Republic of China. Party A shall issue quota business tax invoice equivalent to the received amount within 3 working days upon receipt of Party B’s payment.

2.6.4 Shipment:

Electronic Card: Party A shall confirm the information after receiving the card purchase order of Party B, and such order shall be in writing affixed with the seal of Party B (may be faxed); Party A shall, within 1 working day upon the information confirmation, send the contractual products ordered by Party B in the form of e-mail or encrypted discs to the e-mail address required by Party B (the e-mail address of Party B for receiving the contractual products is xklnba2008@vip.163.com). In case there is any change in contact and e-mail address, Party B shall notify Party A in writing.

Physical Card: Party A shall confirm the information after receiving the card purchase order of Party B, and such order shall be in writing affixed with the seal of Party B (may be faxed); Party A shall, within 1 working day upon the information confirmation, mail the contractual products ordered by Party B to the address designated by Party B via courier service.

2.6.5 Return policy: Party A shall guarantee returns in case there is any quality problem occurring to the products (the products have been used before sales or no point after recharge), or the sale of card is impossible for any reason of the products.

2.7 Platform, Special Zone, Promotion and Cooperation

2.7.1 Both parties agree to jointly establish online transaction platform of bank card within the cooperation period, and such platform system is offered by Party B, while Party A is responsible for the publicity (such as providing recommendations, etc.) on the official website of its online games products as well as various games portal sites.

2.7.2 Both parties undertake to jointly organize some online marketing activities, so as to recommend Party A’s online games products to Party B’s users, and the activity plan is worked out by Party B; upon the approval of Party A, Party A offers virtual currency or items of games required for the activities, and cooperates with Party B by timely notifying Party B of relevant developments in the games and providing market resources such as necessary promotional items, etc.

2.7.3 Party B shall make use of its own publicity channels and other market resources to publicize and promote Party A’s products, and cooperate with Party A to carry out off-line promotion activities as required by Party A. Costs for the foresaid publicity, promotion and popularization activities shall be borne by Party B, but the promotional rewards shall be offered by Party A. (For the promotion method upon negotiation, please see Annex I).

2.8 Party B shall be obliged to not disclose to any third party the discount standard, price standard and sales amount volume and other information agreed in the contracts and annexes of both parties.

Article 3	Tax Payment

3.1 Both parties shall respectively pay taxes to competent tax authorities according to the provisions of applicable laws, regulations and national policies.

Article 4	Intellectual Property Rights

4.1 Party A is the sole owner of the intellectual property rights (including but not limited to enterprise name, trademark, patent and copyright) related to online games under this Agreement within the territory of Mainland China. Except for the rights expressly granted to Party B hereunder, without prior written consent of Party A, Party B shall not use the intellectual property rights of Party A in any other ways.

4.2 Party B undertakes not to commit any infringement act on online games, nor shall it infringe upon the copyright and trademark right of online games. In the process of sales, whenever Party B finds any infringement upon Party A’s rights, Party B shall notify Party A in a timely manner.

4.3 Both parties undertake that, unless required for the work specified herein, neither party may use or copy the trademark, logo, business information, technology and other materials of the other party without prior consent of the latter.

Article 5	Confidentiality

5.1 Both parties shall jointly take all the necessary measures to keep confidential the business secret obtained from the other party through this cooperation, so as to prevent the business secret from being divulged, used, disclosed or possessed by unauthorized persons. Party B shall not divulge local sales network offered by Party A to unauthorized persons, once such divulgement is found, Party A is entitled to terminate this Agreement immediately, and hold Party B liable for economic and legal compensation.

5.2 As for the business secret obtained from the party providing such business secret (“Disclosing Party”), the party receiving the business secret (“Receiving Party”):

5.2.1 Shall not duplicate or copy part or all of such business secret without the authorization of the Disclosing Party or the permission hereof;

5.2.2 Shall return all of such business secret to the Disclosing Party after this Agreement is terminated, or destroy such business secret with written consent of the Disclosing Party.

5.3 The Receiving Party shall only use the business secret within the scope specified herein, and the Receiving Party has caused or will cause the employees and advisors who are informed of the business secret to sign a confidentiality contract with the content materially similar to the provision of this Article hereof.

5.4 Both parties agree to strictly keep confidential all the sales volume and settlement price of products, as well as other sensitive information related to this cooperation, if such information is divulged due to any fault of one party, the responsible party shall bear corresponding liabilities for compensation. The provisions of this Article shall survive the termination of this Agreement.

Article 6	Representations, Undertakings and Warranties

6.1 Both parties make representations, undertakings and warranties to each other as follows:

6.1.1 They are companies duly incorporated and validly existing;

6.1.2 They have the qualification to engage in the transactions under this Agreement, and such transactions comply with the requirements of their business scope;

6.1.3 They have full authority to sign this Agreement, and their authorized representatives are fully authorized to sign this Agreement on their behalf;

6.1.4 It is possible for them to fulfill the obligations under this Agreement, and such fulfillment of obligations does not violate the limitation imposed by any legal document binding upon them;

6.1.5 They are not the entities undergoing liquidation, dissolution and bankruptcy proceedings.

6.2 Party A undertakes that it has legal right to sell the Rechargeable Prepaid Card offered, and the information and publicity pictures of Rechargeable Prepaid Card are true and lawful and do not infringe upon legitimate rights and interests of others. In case there is any dispute arising from false information or infringement of Rechargeable Prepaid Card, Party A shall assume all the responsibilities at its own expense.

6.3 Party B undertakes not to enter into business cooperation with the terminal marketing channels on and around the campus in regard to the products with the same user group or type as the contractual products within two years after both parties establish the cooperative relationship, including but not limited to Aobi Island, Cub Fish, wawayaya, Panda Forest, GreatDreams and the similar products that may appear subsequently.

6.4 Party A undertakes not to grant such operation right in operation area of Party B within the contract period to any third party; from the date of signing this Agreement, Party A shall cancel the distribution right of former agents, and guarantee Party B has sole and exclusive distribution right in the Authorized Territory.

Article 7	Effectiveness, Modification and Termination

7.1 This Agreement shall become effective after it is signed/stamped by both parties.

7.2 Within the term of this Agreement, neither Party may unilaterally modify the terms hereof without permission; in case one party intends to modify the terms of this Agreement, both parties shall sign a supplementary agreement upon reaching consensus through consultation.

7.3 Except for the termination specified by laws and otherwise agreed herein, under any of the following circumstances, this Agreement shall be terminated immediately. In case the Agreement is terminated pursuant to this Article, the non-breaching party may require the breaching party to assume the liability for breach of this Agreement and indemnify the non-breaching party for the losses incurred, including all the economic losses of the non-breaching party resulting from the breaching party’s breach of the Agreement.

7.3.1 Relevant practicing qualification possessed by Party A or Party B is cancelled or revoked by governmental administrative departments.

7.3.2 The sales agency period agreed herein expires, and the Agreement will be renewed and remain effective if both parties have no objection.

7.3.3 Party A or Party B breaches their respective representations and warranties made in Article 8 hereof; either party hereto enters, or is applied by any the third party to enter the bankruptcy or liquidation proceedings.

7.3.4 If one party delays in fulfilling this Agreement and fails to take any actions five (5) days after the other party notifies the breaching party of such delay in writing, the other party may terminate the Agreement, and the breaching party shall assume the liabilities to compensate for all the economic losses.

7.3.5 One party fails to fulfill this Agreement for more than consecutive twenty (20) days due to any event of Force Majeure.

7.4 Prior to the termination of this Agreement, both parties shall negotiate the subsequent matters during the performance of this Agreement.

7.5 Any party may terminate this Agreement by giving a written notice to the other party one month in advance.

7.6 The termination of this Agreement shall not affect the right of one party towards the other party, and shall not release one party from any surviving obligation under this Agreement.

7.7 The contract between the Party A and Party B is cancelled following the cancellation of the contract between the Party A and games publisher.

Article 8	Liabilities for Breach

8.1 In the process of project, either party breaching the Agreement or terminating the Agreement without good reasons shall assume the liability for breach. The breaching party shall indemnify the non-breaching party for direct economic losses, and the non-breaching party may also reserve the right to further claims regarding such breach.

8.2 Except for the breaches and liabilities for the breach otherwise agreed in other terms hereof, the party committing other breaches shall, upon receipt of written notice from the non-breaching party requiring the breaching party to rectify such breaches, immediately cease the breaches, and compensate the non-breaching party for all the losses incurred thereby (including direct losses, indirect losses and all the reasonable expenses arising from such indemnity) within three (3) days.

8.3 If the breaching party continues the breaches or fails to fulfill the foregoing obligations, the non-breaching party, besides obtaining the indemnity from the breaching party for all the relevant losses, also has the right to terminate this Agreement in advance after notifying the breaching party in writing.

8.4 In case Party B is in breach, the actions that Party A may take include but are not limited to: immediately terminating the contractual relationship, suspending the supply of goods to Party B, blocking the products sold to Party B, deducting all the sales rewards specified herein, directly supplying goods to the third-party distributors within the Authorized Territory, canceling the sales rewards for Party B, etc. Party B has no objection thereto, and Party A is also exempt from any responsibility.

8.5 The losses that the breaching party shall indemnify the non-breaching party due to its breach include the direct economic losses and any predictable indirect loss of the non-breaching party incurred by the breaches of breaching party as well as additional expenses, including but not limited to attorney fees, litigation and arbitration fees, investigation expenses, financial expenses and travel expenses, etc.

Article 9	Force Majeure

9.1 Neither party hereto shall be liable to the other party for any loss caused by failure of or delay in performance of any obligation under this Agreement, if such failure or delay has arisen from Force Majeure. In the event of Force Majeure, the affected party shall promptly notify the other party in the fastest way and, within fifteen days thereafter, provide valid supporting documents for the occurrence of Force Majeure. The party affected by the Force Majeure shall actively take effective measures to minimize the losses of the other party resulting from the failure of or delay in performance of this Agreement. If one party delays in performing relevant obligations under this Agreement due to Force Majeure, the time for performing the obligations shall be extended by a period equal to the period of delay caused by such Force Majeure.

9.2 Force Majeure means all events which were unforeseeable, and the occurrence and consequences of which are unavoidable and insurmountable. In view of special nature of Internet, the Force Majeure also includes but is not limited to any of the following circumstances that may affect normal operation of Internet:

9.2.1 Hacker attack, computer virus invasion or outbreak;

9.2.2 Information or records are lost and Party A fails to provide the sales services under this Agreement because the computer system is destroyed, paralyzed or cannot be used normally;

9.2.3 Significant impact caused by technical adjustment of telecommunication departments;

9.2.4 Temporary closedown due to government regulation;

9.2.5 Other reasons which are not attributable to Party A and its operators, etc.

Article 10	Terms on Anti-Unfair Competition

10.1 In order to prevent the possible unfair competition, both parties agree upon the following terms: as for the vicious competition products (vicious competition products refer to the like products of institutional distributors which impair the interests of Party A in violation of the provisions of Law of the People’s Republic of China for Anti-Unfair Competition, or relevant products which have disputes with Party A’s products in terms of intellectual property rights, as well as rights and interests of trademark, etc.) which seriously harm the interests of Party A, if any unit participates in the marketing, promotion and publication of such products, or any distributor sells, promotes and publicizes such products in the name of other unit that has close property relations with Party B or its principal, Party A shall have the right to deem Party B in breach of this Agreement, and take proper actions according to the provisions of Article 8 hereof.

10.2 For the purpose of this Article, unfair competition includes but is not limited to the following types:

1) Deliberately divulge the business secret agreed by both parties;

2) Make use of product marketing right provided by this Agreement to seek unilateral illegitimate interests;

3) Maliciously violate the marketing policies specified by Party A to dump relevant product or viciously sell goods across regions;

4) Maliciously perform publicity against users and distributors;

5) Staff or other distributors of Party A conduct any kind of bribery, subornation and intimidation;

6) Other actions against the code of business conduct and national laws and regulations.

10.3 If Party B, during the performance of this Agreement, conducts any unfair competition defined in Paragraph 2 of Article 10 hereof, Party A shall have the right to deem Party B to breach this Agreement, and may take proper actions according to the provisions of Article 8 hereof, no matter whether such unfair competition causes actual loss to Party A;

10.4 If Party B, during the performance of this Agreement, fails to perform the provisions of Paragraph 1 of Article 10 and notify Party A in a proper way, Party A shall have the right to deem Party B to breach this Agreement after confirming corresponding distribution of Party B, and take proper actions according to the provisions of Article 8 hereof;

10.5 In case of any of the circumstance specified in Paragraph 3 and 4 of Article 10 hereof, Party A shall have the right to take further actions according to corresponding provisions of Article 7 and 8 hereof.

Article 11	Dispute Resolution

11.1 In the event any dispute arises in connection with the content and performance of this Agreement, the Parties shall resolve such dispute through friendly consultations; if no settlement can be reached through consultations, either party may file a lawsuit or submit such dispute to Shanghai Arbitration Commission for Arbitration.

11.2 The conclusion, performance, interpretation and dispute resolution of this Agreement shall be governed by Chinese laws.

Article 12	Service of Notice

12.1 Relevant notices in connection with this Agreement from one party to the other party shall be delivered personally in writing, sent by fax, telegram, telefax and e-mail, or mailed by registered mail (postage prepaid) or by courier service. Notices given by personal delivery, sent by fax, telegram, telefax and e-mail shall be deemed duly served on the day they were delivered or sent, and the notices given by registered mail (postage prepaid) or by courier service shall be deemed duly served on the third day after they were mailed.

12.2 Unless one party notifies the other party of the change in contact information in writing, all the notices under this Agreement shall be given according to the contact information indicated in the signature page.

Article 13	Miscellaneous

13.1 Both parties understand and agree that the parties hereto are independent contractors.

13.2 Without written confirmation of both parties, neither party shall transfer all or part of this Agreement in whatsoever manner or form.

13.3 Notices: any notice required or permitted by this Agreement shall be in writing and shall be given to the other party by mail or fax according to correspondence address indicated herein. The notices shall come into effect from the date of receipt.

13.4 The matters not covered herein, if any, during the performance of this Agreement shall be expressed in writing after both parties reach a consensus through consultation, and shall be included into a supplementary document of this Agreement by mutual consent after both parties affix signatures and seals thereto. Both the supplementary document and this Agreement shall have equal legal force.

13.5 If any part of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity and enforceability of any other provisions of this Agreement.

13.6 The conclusion of this Agreement, its validity, interpretation, performance and dispute settlement in connection herewith shall be governed by the laws of the People’s Republic of China. Should any dispute arise out of or in connection with the performance of this Agreement, both parties shall settle such dispute based on the principle of friendly consultations. If the dispute can not be settled through consultations, either party shall have the right to submit it to a competent people’s court for trial at the place where this Agreement is signed.

13.7 Term for sales agency agreed herein: from November 17, 2008 to November 16, 2010.

13.8 This Contract is written in Chinese. Each party shall hold one counterpart, and both counterparts shall have equal legal force.

Article 14	Additional Provisions

14.1 Sales policy

1) The first and second months in the contract period is defined as the promotion period. In the promotion period, Party A provides Party B with additional discount as promotion expenses, the specific reward points are the same as “Article 4 Reward Plan of Additional Provisions I”.

2) From the third month, Party B shall settle accounts with Party A as per the discount specified in Article 2.5.1 hereof within the agreed settlement period.

3) Party A undertakes to give rewards to Party B according to the sales volume, and the amount of rewards is as follows:

More than or equal to 1 million/month:        Sales reward is 1% of purchase amount

More than or equal to 3 million/month:        Sales reward is 2% of purchase amount

If Party B achieves the sales target, Party A will make payment to Party B within 15 working days in the next month. Party A shall have the right to adjust this reward policy within the contractual period.

14.2 Existing agency solution

Considering that Party A has had several agents of its Rechargeable Prepaid Card presently, the solution is hereby offered as follows:

1) The existing agents of Party A enjoy the preferential agency right in the area where they are located

2) The existing agents of Party A continue to enjoy the preferential price of 80% discount specified by the agency agreement signed with Party A. Party B shall provide products to such agents at such price.

3) The existing agents of Party A enjoy priority in the rights and obligations in “Annex I”

List of Party B’s existing distributors as well as their agency areas and contract term:

List of Distributors	Agency Area	Contract Term

Fuzhou Xinli Software	Fujian	September 24, 2008 - September 23, 2009

Chongqing Junwang	Chongqing, Sichuan, Xi’an	September 24, 2008 - September 23, 2009

Shanxi Zhengde Software	Shanxi	September 24, 2008 - September 23, 2009

Shanghai Yuyang Network Technology	Shanghai	October 1, 2008 - September 30, 2009

If the above distributors waive the agency right, Party B shall designate the agent of the foregoing areas.

14.3 Evaluation methods for promotion

In order to evaluate the promotion achievements and give sales rewards, Party B shall be subject to the evaluation of Party A.

1) Party B shall provide the detailed data of distributors and terminals related to this Agreement, including but not limited to name, contact information, contact and address.

2) Party A has the right to conduct random inspection over the materials submitted by Party B and supervise Party B

3) Party A has the right to know and supervise the publicity, rewards and other measures in connection with Party A taken by Party B for the distributors and terminals.

Party A: Shanghai Taomee Network Technology Co., Ltd.

[seal: Shanghai Taomee Network Technology Co., Ltd.]

Authorized representative: /s/ Wang Haibing

Date:

Party B: Guangzhou New Fanlian Digital Technology Co., Ltd.

[seal: Guangzhou New Fanlian Digital Technology Co., Ltd.]

Authorized representative:

Date: November 17, 2008

Annex I:

Mole’s World – Cooperation Plan for Promotion and Sale of Guangzhou New

Fanlian Digital Technology Co., Ltd (“New Fanlian”)

1. Cooperation Mode

New Fanlian obtains nationwide exclusive agency at a discount of 30%, and is responsible for channel management of municipal agents in various areas.

The regional agents are subject to unified management of New Fanlian, and they work together with the most powerful agents in online games industry to promote and sell Mole’s World.

2. Terminal Deployment Plan

1) Target group of products: children at the age of about 7 to 12 (gathering areas of such group are schools);

2) Promotion and sale terminal: around schools (stores, stationery shops, card supermarkets and toy shops around primary and middle schools);

3) Terminal deployment method: supply goods to target outlets for sale on a commission basis: 10 cards are offered for sale for the first time, if the cards are sold out within one month, 20 cards will be offered for the second time after settlement;

4) Deployment progress

The promotion period is 3 months from the date of signing this Agreement, and the promotion is implemented in two stages:

First stage: in 30 cities throughout the country, set 100 outlets in each city, amounting to 3,000 outlets.

Cities with outlets: Chengdu, Wuhan, Xi’an, Shenyang, Guangzhou, Shanghai, Hangzhou, Fuzhou, Nanning, Harbin, Changchun, Dalian, Changsha, Zhuzhou, Changde, Zhengzhou, Nanchang, Taiyuan, Nanjing, Beijing, Shijiazhuang, Ji’nan, Qingdao, Xiamen, Chongqing, Shenzhen, Zhuhai, Foshan, Zhongshan and Dongguan

The second stage: in another 50 cities across the country, set 50 outlets in each city, amounting to 5,500 outlets.

3. Assessment Method

1) After the first batch of goods are supplied, if the card activation rate of the first batch at the outlets is 100% within one month, the outlets will be given 20% discount of face value as promotion rewards;

2) After the outlets purchase goods for the second time, if the card activation rate of the second batch is 100% within one month, the outlets will be given 10% discount of face value as promotion rewards.

4. Reward plan: When a terminal sells goods for the first time on a commission basis, the terminal will be given the reward of RMB20 if it successfully sells 10 cards within one month; when a terminal sells goods for the second time, the terminal will be given the reward of RMB20 if it successfully sells 20 cards within one month; the reward fund shall be paid by Party A.

5. Other support: offer 1 or 2 posters to each outlet; other gifts include several mouse pads.